                                                                    Exhibit 23.5

                  [Letterhead of Friedman Alpren & Green LLP]

                         INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference into this Registration Statement of Vornado Realty Trust on Form S-3 or our report dated July 30, 1998 on the statement of revenues and certain expenses of 689 Fifth Avenue New York, New York, for the year ended December 31, 1997, which report appears in the Form 8-K of Vornado Realty Trust, dated August 4, 1998 and filed with the Securities and Exchange Commission on February 12, 1999, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Friedman Alpren & Green LLP

New York, New York
April 12, 1999